EXHIBIT 99.1
DENBURY RESOURCES INC .
P R E S S  R E L E A S E
Denbury Resources Sets Quarterly Production Record
Announces Near-Record Third Quarter Results
News Release
Released at 7:30 AM CDT
     DALLAS, November 1, 2006 — Denbury Resources Inc. (NYSE symbol: DNR) (“Denbury” or the “Company”) today announced its third quarter 2006 financial and operating results. Production of 37,561 BOE/d in the third quarter of 2006, a Company quarterly record, was slightly higher than production in this year’s second quarter. The Company also posted near-record earnings for the quarter of $59.3 million, or $0.50 per basic common share, as compared to earnings of $38.5 million, or $0.34 per basic common share, for the third quarter of 2005. Included in third quarter 2006 results are several non-cash items (discussed below) which were not present in the prior year period’s results: (i) a $14.6 million gain associated with mark-to-market fair value adjustments related to the Company’s oil and natural gas derivative contracts, (ii) $2.0 million of stock compensation expense related to the adoption of SFAS No. 123(R) effective January 1, 2006, and (iii) $3.7 million of capitalized interest relating to significant unevaluated properties associated with the Company’s 2006 acquisitions.
     Adjusted cash flow from operations (cash flow from operations before changes in assets and liabilities, a non-GAAP measure) for the third quarter of 2006 was $119.0 million, a 36% increase over third quarter of 2005 adjusted cash flow from operations of $87.3 million. Net cash flow provided by operations, the GAAP measure, totaled $135.4 million during the third quarter of 2006, a Company quarterly record, as compared to $76.3 million during the third quarter of 2005. The difference between the adjusted cash flow and cash flow from operations is due primarily to the changes in receivables, accounts payable and accrued liabilities during the quarter. (Please see the accompanying schedules for a reconciliation of net cash flow provided by operations, as defined by generally accepted accounting principles (GAAP), which is the GAAP measure, as opposed to adjusted cash flow from operations, which is the non-GAAP measure).
Third Quarter 2006 Financial Results
     Earnings and cash flow from operations were at near-record levels for the third quarter of 2006, primarily as a result of record quarterly production and high commodity prices (although commodity prices were approximately the same on a BOE basis between the respective third quarters). The Company set a new quarterly production level during the third quarter, averaging 37,561 BOE/d, a 37% increase over third quarter 2005 levels. Third quarter of 2005 production was negatively affected by Hurricanes Katrina and Rita, with an estimated 3,800 BOE/d of production deferred during that period. If last year’s third quarter production is adjusted to include the estimated deferred production, the production increase between the comparative quarters is reduced to approximately 21%, or an increase of approximately 6,400 BOE/d. Approximately one-third of the production increase was attributable to the acquisition that closed January 31, 2006, which added 2,339 BOE/d to the third quarter average. This was supplemented by higher production in the Company’s Barnett Shale area and higher natural gas production in Louisiana following several exploratory successes during 2005.

     Oil production from the Company’s tertiary operations averaged 10,114 BOE/d in the third quarter of 2006, a 14% increase over third quarter 2005 levels, but approximately the same as second quarter of 2006 tertiary production. The Company does not believe that these temporary fluctuations in tertiary production indicate any issue with the proved and potential oil reserves recoverable with CO2 because the correlation between historical oil production and CO2 injections remains high, as expected. The lag in production is due to a series of different types of delays in obtaining equipment or completing facilities causing the Company’s CO2 injections to be below forecasted amounts.
     Production from the Barnett Shale increased to 4,952 BOE/d in the third quarter of 2006, a 130% increase from 2,150 BOE/d produced in the third quarter of 2005, and a 7% increase over second quarter 2006 production levels, as a result of the increased drilling activity during late 2005 and 2006. In addition, the Company’s onshore Louisiana production for the third quarter of 2006 averaged 8,221 BOE/d, a 59% increase over the 5,169 BOE/d produced in the third quarter of 2005, but slightly less than the second quarter of 2006 peak rate of 8,623 BOE/d, with the most significant production increases at Thornwell and South Chauvin Fields as a result of 2005 drilling activity in those areas.
     In addition to the higher production, during the third quarter of 2006 the Company recognized $14.6 million of income associated with non-cash mark-to-market fair value changes on the Company’s oil derivative contracts as commodity prices decreased during the quarter. Conversely, during the third quarter of 2005, the Company recognized mark-to-market fair value and other non-cash expenses of $8.1 million associated with derivative contracts in place at that time as commodity prices increased during that period. Average commodity prices on a per BOE basis were approximately the same between the respective third quarters of 2006 and 2005, even though the changes in oil and natural gas commodity prices during the respective quarters were in opposite directions.
     Overall industry costs continue to increase, which is the primary reason for continued high operating costs and an increase in the depreciation, depletion and amortization (“DD&A”) rate per BOE. DD&A increased to $11.92 per BOE in the third quarter of 2006, as compared to the Company’s second quarter DD&A rate of $10.60 per BOE, and a rate of $9.68 per BOE in the third quarter of 2005, with the increase primarily due to rising costs. A downward reserve adjustment associated with the Company’s Westervelt well and a loss of reserve quantities associated with declining commodity prices also contributed to the higher DD&A rate in the third quarter of 2006 than earlier in the year.
     Lease operating expenses increased between the comparable third quarters on both a per BOE basis and on an absolute dollar basis. Lease operating expenses averaged $12.22 per BOE in the third quarter of 2006, up from $10.33 per BOE in the third quarter of 2005, and about the same per BOE as the $12.24 spent during the second quarter of 2006. The increase over prior year third quarter levels was primarily a result of (i) increasing emphasis on tertiary operations with their inherently higher operating costs, (ii) general cost inflation in the industry, (iii) increased personnel and related costs, (iv) higher fuel and energy costs to operate Company properties, and (v) additional lease payments for certain tertiary operating facilities.

     Administrative expenses increased 18%, primarily due to a 29% increase in the number of employees since September 30, 2005 related to the Company’s growth. The Company had two partially offsetting non-recurring administrative expense items in the respective third quarters. During the third quarter of 2006, the Company expensed approximately $750,000 related to the retirement of the Company’s Vice President of Marketing, as compared to approximately $1.4 million expensed for food, water, gasoline and other supplies provided as part of the Company’s hurricane relief efforts in the third quarter of 2005. The Company adopted SFAS No. 123(R) as of January 1, 2006, which for the third quarter of 2006 resulted in a non-cash charge related to equity compensation of approximately $1.7 million to general and administrative expense, approximately $0.3 million to lease operating expense and approximately $0.3 million to capitalized oil and gas properties.
     During the third quarter of 2006, the Company capitalized approximately $3.7 million of interest expense primarily related to the unevaluated properties associated with the Company’s two 2006 acquisitions. This reduced the overall increase in interest expense to 11%, even though average debt levels were 81% higher in the third quarter of 2006 than in the comparable period of 2005. These higher debt levels were primarily due to the use of debt to partially fund the $250 million acquisition which closed in January 2006 and to fully fund the $50 million Delhi acquisition in the second quarter of 2006, both acquisitions of future tertiary flood properties.
     The Company’s net effective tax rate increased in the third quarter of 2006 to 37.6%, up from 34.2% in the third quarter of 2005, primarily because the Company will not earn any enhanced oil recovery credits during 2006, as high oil prices have caused the credits to be unavailable.
Outlook
     The Company is reviewing the impact that delays have had on its production forecasts and plans to provide an update of such forecasts at its analyst meeting on November 8th and 9th. The presentation for this meeting will be available on the Company’s website by November 8th. Currently, the Company anticipates that its overall production guidance for 2006 of 37,000 BOE/d will either remain unchanged or be slightly reduced. These anticipated forecasted amounts would represent total growth of 24% over average 2005 production levels, with approximately 72% of that growth coming from internal organic projects. The Company anticipates that its tertiary production for 2006 will either be at the low end of its previous guidance of 10,500 BOE/d to 11,500 BOE/d, or slightly less than that range. In addition to updating its 2006 guidance at the analyst meeting, the Company plans to provide preliminary 2007 guidance.
     Denbury’s current 2006 development and exploration budget is approximately $550 million. Any acquisitions made by the Company would be in addition to these capital budget amounts. Denbury’s total debt (principal amount excluding capital leases) as of October 31, 2006 was approximately $459 million, of which $84 million was bank debt.
     Gareth Roberts, Chief Executive Officer, said: “During the last few years it has become more and more difficult in our industry to obtain goods and services on a timely basis, primarily due to escalating commodity prices. Experienced personnel have also been difficult to locate and the inflation rate in our industry has been several times higher than the national average for other industries. As a result, Denbury has experienced both delays and rising costs, most visibly in our tertiary program. We are reviewing our forecasts to determine if they are achievable in light of today’s industry conditions, while we continue to look to improve management of our business under these conditions. Our overall production is still generally on target, thanks to strong growth in the Barnett Shale area during the last two years (although this rate of growth is not expected to continue) and our exploratory success last year in Louisiana. We remain confident about our tertiary program and its ability to recover forecasted reserves, as evidenced by the strong correlation between CO2 injections and oil production. We are continuing to expand this program as quickly as our internal resources and the industry’s limited supply of equipment and personnel will allow. At our forthcoming analyst conference, we will talk more about 2007 and other future plans. We continue to see a bright future for Denbury.”
Conference Call
     The public is invited to listen to the Company’s conference call set for today, November 1, 2006 at 10:00 A.M. CDT. The call will be broadcast live over the Internet at the Company’s web site: www.denbury.com. If you are unable to participate during the live broadcast, the call will be archived on the Denbury web site for approximately 30 days and will also be available for playback for one week by dialing 888-203-1112 or 719-457-0820, passcode 5343895.
Financial and Statistical Data Tables
     Following are financial highlights for the comparative three and nine month periods ended September 30, 2006 and 2005. All production volumes and dollars are expressed on a net revenue interest basis with gas volumes converted at 6:1.

THIRD QUARTER FINANCIAL HIGHLIGHTS
(Amounts in thousands of U.S. dollars, except per share and unit data)

	Three Months Ended
	September 30,		Percentage
	2006	2005	Change
Revenues:
Oil sales	138,172	95,987	+	44%
Gas sales	49,626	42,561	+	17%
CO2 sales and transportation fees	2,687	2,594	+	4%
Interest and other income	1,716	661	+	> 100%

Total revenues	192,201	141,803	+	36%

Expenses:
Lease operating expenses	42,225	25,983	+	63%
Production taxes and marketing expense	9,749	7,018	+	39%
CO2 operating expenses	842	631	+	33%
General and administrative	10,599	8,952	+	18%
Interest, net	5,009	4,507	+	11%
Depletion and depreciation	41,188	24,340	+	69%
Commodity derivative expense (income)	(12,375)	11,818	+	> 100%

Total expenses	97,237	83,249	+	17%

Income before income taxes	94,964	58,554	+	62%

Income tax provision
Current income taxes	5,419	7,684	-	29%
Deferred income taxes	30,251	12,324	+	> 100%

NET INCOME	59,294	38,546	+	54%

Net income per common share:
Basic	0.50	0.34	+	47%
Diluted	0.48	0.32	+	50%

Weighted average common shares:
Basic	117,917	112,159	+	5%
Diluted	123,966	119,487	+	4%

Production (daily — net of royalties):
Oil (barrels)	23,468	18,369	+	28%
Gas (mcf)	84,557	53,854	+	57%
BOE (6:1)	37,561	27,345	+	37%

Unit sales price (including hedges):
Oil (per barrel)	62.97	56.80	+	11%
Gas (per mcf)	6.38	7.83	-	19%

Unit sales price (excluding hedges):
Oil (per barrel)	64.00	56.80	+	13%
Gas (per mcf)	6.38	8.59	-	26%

	Three Months Ended
	September 30,		Percentage
	2006	2005	Change
Non-GAAP Financial Measure: (1)
Adjusted cash flow from operations (non-GAAP measure)	118,983	87,346	+	36%
Net change in assets and liabilities relating to operations	16,382	(11,059)	+	> 100%

Cash flow from operations (GAAP measure)	135,365	76,287	+	77%

Oil & gas capital investments	128,202	74,720	+	72%
CO2 capital investments	14,450	14,751	-	2%
Proceeds from sales of properties	5,893	1,888	+	> 100%

BOE data (6:1)
Revenues	54.35	55.07	-	1%
Loss on settlements of derivative contracts	(0.64)	(1.50)	-	57%
Lease operating expenses	(12.22)	(10.33)	+	18%
Production taxes and marketing expense	(2.82)	(2.79)	+	1%

Production netback	38.67	40.45	-	4%
Non-tertiary CO2 operating margin	0.53	0.78	-	32%
General and administrative	(3.07)	(3.56)	-	14%
Net cash interest expense	(0.92)	(1.43)	-	36%
Current income taxes and other	(0.78)	(1.52)	-	49%
Changes in asset and liabilities relating to operations	4.74	(4.40)	+	> 100%

Cash flow from operations	39.17	30.32	+	29%

(1)	See “Non-GAAP Measures” at the end of this report.

NINE MONTH FINANCIAL HIGHLIGHTS
(Amounts in thousands of U.S. dollars, except per share and unit data)

	Nine Months Ended
	September 30,		Percentage
	2006	2005	Change
Revenues:
Oil sales	387,731	264,337	+	47%
Gas sales	165,014	110,999	+	49%
CO2 sales and transportation fees	7,049	5,841	+	21%
Interest and other income	5,119	2,302	+	> 100%

Total revenues	564,913	383,479	+	47%

Expenses:
Lease operating expenses	120,148	75,702	+	59%
Production taxes and marketing expense	27,272	19,726	+	38%
CO2 operating expenses	2,272	1,422	+	60%
General and administrative	35,040	21,439	+	63%
Interest, net	19,014	13,318	+	43%
Depletion and depreciation	110,083	70,273	+	57%
Commodity derivative expense	10,784	18,614	-	42%

Total expenses	324,613	220,494	+	47%

Income before income taxes	240,300	162,985	+	47%

Income tax provision
Current income taxes	12,856	17,320	-	26%
Deferred income taxes	80,110	36,380	+	> 100%

NET INCOME	147,334	109,285	+	35%

Net income per common share:
Basic	1.27	0.98	+	30%
Diluted	1.20	0.92	+	30%

Weighted average common shares:
Basic	115,864	111,466	+	4%
Diluted	123,055	119,098	+	3%

Production (daily — net of royalties):
Oil (barrels)	23,018	19,745	+	17%
Gas (mcf)	82,912	56,556	+	47%
BOE (6:1)	36,837	29,171	+	26%

Unit sales price (including hedges):
Oil (per barrel)	60.88	49.04	+	24%
Gas (per mcf)	7.29	6.76	+	8%

Unit sales price (excluding hedges):
Oil (per barrel)	61.70	49.04	+	26%
Gas (per mcf)	7.29	7.19	+	1%

	Nine Months Ended
	September 30,		Percentage
	2006	2005	Change
Non-GAAP Financial Measure: (1)
Adjusted cash flow from operations (non-GAAP measure)	355,625	238,708	+	49%
Net change in assets and liabilities relating to operations	(11,331)	(7,407)	+	53%

Cash flow from operations (GAAP measure)	344,294	231,301	+	49%

Oil & gas capital investments	692,638	282,144	+	> 100%
CO2 capital investments	42,617	49,869	-	15%
Proceeds from sales of properties	7,931	1,865	+	> 100%

Cash and cash equivalents	28,924	36,990	-	22%
Total assets	1,961,644	1,230,175	+	59%
Total long-term debt (excluding discount & capital leases)	445,000	245,000	+	82%
Total stockholders’ equity	1,043,980	672,281	+	55%

BOE data (6:1)
Revenues	54.96	47.13	+	17%
Loss on settlements of derivative contracts	(0.52)	(0.83)	-	37%
Lease operating expenses	(11.95)	(9.51)	+	26%
Production taxes and marketing expense	(2.71)	(2.48)	+	9%

Production netback	39.78	34.31	+	16%
Non-tertiary CO2 operating margin	0.48	0.55	-	13%
General and administrative	(3.48)	(2.69)	+	29%
Net cash interest expense	(1.38)	(1.34)	+	3%
Current income taxes and other	(0.04)	(0.86)	-	95%
Changes in asset and liabilities relating to operations	(1.12)	(0.93)	+	20%

Cash flow from operations	34.24	29.04	+	18%

(1)	See “Non-GAAP Measures” at the end of this report.
Non-GAAP Measures
     Adjusted cash flow from operations is a non-GAAP measure that represents cash flow provided by operations before changes in assets and liabilities, as summarized from the Company’s Consolidated Statements of Cash Flows. Adjusted cash flow from operations measures the cash flow earned or incurred from operating activities without regard to the collection or payment of associated receivables or payables. The Company believes that it is important to consider this measure separately, as it believes it can often be a better way to discuss changes in operating trends in its business caused by changes in production, prices, operating costs and other operating factors, without regard to whether the earned or incurred item was collected or paid during that period. For a further discussion, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Operating Results” in the Company’s latest Form 10-Q or Form 10-K.
     Denbury Resources Inc. (www.denbury.com) is a growing independent oil and gas company. The Company is the largest oil and natural gas operator in Mississippi, owns the largest reserves of CO2 used for tertiary oil recovery east of the Mississippi River, and holds key operating acreage in the onshore Louisiana and Texas Barnett Shale areas. The Company increases the value of acquired properties in its core areas through a combination of exploitation drilling and proven engineering extraction practices.
     This press release, other than historical financial information, contains forward looking statements that involve risks and uncertainties including expected reserve quantities and values relating to the Company’s proved reserves, the Company’s potential reserves from its tertiary operations, forecasted production levels relating to the Company’s tertiary operations and overall production levels, estimated capital expenditures for 2006, estimated costs and predictions of increases in those costs, pricing assumptions based on current and projected oil and natural gas prices, and other risks and uncertainties detailed in the Company’s filings with the Securities and Exchange Commission, including Denbury’s most recent reports on Form 10-K and Form 10-Q. These risks and uncertainties are incorporated by this reference as though fully set forth herein. These statements are based on engineering, geological, financial and operating assumptions that management believes are reasonable based on currently available information; however, management’s assumptions and the Company’s future performance are both subject to a wide range of business risks, and there is no assurance that these goals and projections can or will be met. Actual results may vary materially.
For further information contact:
Gareth Roberts, President and CEO, 972-673-2000
Phil Rykhoek, Sr. VP and Chief Financial Officer, 972-673-2000
www.denbury.com